Exhibit 10.12

Plant Lease Contract

Contract No.: LW-20211101A

Lessor (Party A): Zhongshan Langhua Electronic Plastic Co., Ltd.

Lessee (Party B): Zhongshan Srid Environmental Technology Co., Ltd.

According to the provisions of relevant laws and regulations, Party A and Party B have reached the following terms through consultation and agreement for compliance.

Article 1 Location, area and purpose of the leased property

1.1 Party A subleases the plant located at No. 6 Jingye Road, Torch Development Zone, Zhongshan City (hereinafter referred to as the leased property) to Party B for use.

The total construction area is 742.51 square meters

1.2 Property rights certificate:

Guangdong property rights certificate no. 0213035019 has a construction area of 742.51 square meters.

1.3 The function of the leased property is an industrial plant. Party B will use the leased property as office, warehouse, industrial production, and staff accommodation. Party A will deliver the leased property to Party B as it is.

Article 2 Term of lease

2.1 The term of lease is 3 years and 4 months, that is, from December 1, 2021 to March 31, 2025.

2.2 If Party B proposes to renew the lease three months before the lease expires, both parties may renegotiate and sign a new lease contract. Under the same lease conditions, Party B shall have the priority.

Article 3 Rental costs

3.1 Based on the construction area of the leased property of 742.51 square meters, the unit rental price is 8.35 RMB per square meter per month (including 9% value-added tax special invoice); another 2.15 RMB per square meter per month (including 6 value-added special tax invoice) to pay for the property management fee to Party A.

3.2 The property tax, land use tax, building insurance premium and other expenses of the leased unit shall be borne by Party A.

3.3 When Party A receives the rent, it shall issue a corresponding invoice to Party B.

Article 4 Maintenance of Leased Items

4.1 Party B shall be responsible for the proper use and maintenance of the leased property, and shall eliminate all possible failures and dangers in time to avoid all possible hidden dangers.

4.2 During the term of lease, Party B shall take good care of the leased item. If the leased item is damaged due to Party B’s improper use, Party B shall be responsible for the maintenance and the cost shall be borne by Party B.

4.3 During the term of lease, if maintenance is required due to the aging of the leased item, the maintenance plan shall be submitted to Party A in advance, and with the consent of Party A, the maintenance cost shall be borne by Party A.

4.4 During the term of lease, if Party B needs to repair the leased item or carry out alteration and addition works, Party B shall communicate with Party A in advance, and the cost will be negotiated separately by both parties.

Article 5 Fire safety

5.1 Party B must strictly observe and implement “Regulations of the People’s Republic of China on Fire Protection” and related systems, and actively cooperate with the competent department to do a good job in fire protection work during the lease period, otherwise, Party B shall bear all responsibilities and losses arising therefrom.

5.2 Party B shall configure fire extinguishers in the leased property in accordance with relevant regulations, and it is strictly forbidden to use fire-fighting facilities for other purposes.

5.3 Party B shall be fully responsible for the fire safety of the leased property in accordance with the relevant regulations of the fire department, and Party A has the right to inspect the fire safety of the leased property within a reasonable time agreed by both parties.

Article 6 Insurance responsibility

During the term of lease, Party A shall be responsible for purchasing the insurance of the leased object, and Party B shall be responsible for purchasing insurance for Party B’s property and other necessities (including liability insurance) in the leased unit. If Party A and Party B have not purchased the above-mentioned insurance, all compensations and responsibilities arising therefrom shall be borne by Party A and Party B respectively.

Article 7 Breach of contract

7.1 During the term of lease, if Party B fails to pay the rent for more than ten days, Party A has the right to prohibit Party B from using the facilities in the leased unit, and all losses caused thereby shall be fully borne by Party B. If Party B fails to pay the rent for more than one month, Party A has the right to terminate this contract, exempt from liability and recover the rent owed from Party B. The deposit will be forfeited and will not be refunded. If Party A unilaterally terminates this contract in advance, Party A shall pay the double of the deposit to Party B. If Party B unilaterally terminates the contract in advance, the lease deposit will be forfeited by Party A without additional cost.

7.2 If it is really necessary to terminate the contract in advance, the other party must be notified in writing three months in advance. If the other party suffers losses as a result, the party who terminates the contract in advance shall give financial compensation to the other party.

Article 8 Disclaimer

8.1 If the contract cannot be performed due to the revision of government laws and regulations on leasing behavior or government actions, it will be executed in accordance with 8.2.

8.2 When any party fails to perform this contract due to natural disasters such as severe earthquakes, wars or other unforeseen force which occurrence and consequences cannot be prevented or avoided, the party encountering the above conditions shall immediately notify the other party by post or fax. The other party shall, within 30 days, provide the details of the conditions and the supporting documents of the reason why the contract cannot be performed, or partially performed, or needs to be postponed. The certification document shall be issued by the notary authority in the area where the force majeure occurred. If the certification document issued by the authority cannot be obtained, other strong evidence shall be provided. The party suffering from the conditions is thus exempted from liability.

Article 9 Termination of contract

This contract can be terminated early or the validity period expires upon negotiation and agreement of both parties. If both parties fail to reach a renewal agreement, Party B shall move out of the leased property, clean up the leased property and return it to Party A. before the date of termination or the date of expiration of the term of lease. If Party B fails to move out or return the leased property within the time limit, Party B shall pay double the rent to Party A, but Party A has the right to notify Party B in writing that if Party A does not accept doubling the rent payment, Party A has the right to take back the leased property and forcefully move the items from the leased site.

Article 10 Taxation

According to the relevant state regulations, the relevant taxes and fees that must be paid for this contract shall be borne by Party A as the lessor and Party B as the bearer respectively. Party A shall be responsible for the relevant registration procedures.

Article 11 Notice

All notices that need to be issued according to this contract, as well as the document exchanges between Party A and Party B and the notices and requirements related to this contract, etc., shall be provided in written form. Once the telex or facsimile is sent by Party A to Party, it is deemed to have been delivered.

Article 12 Applicable law

12.1 Disputes arising during the performance of this contract shall be resolved through negotiation between the two parties. If the negotiation fails, the dispute shall be resolved through arbitration procedures.

12.2 This contract is governed by the laws of the People’s Republic of China and interpreted in accordance with the laws of the People’s Republic of China.

Article 13 Other terms

13.1 For matters not covered in this contract, a supplementary agreement can be signed after mutual agreement.

13.2 This contract is made in duplicate, with Party A and Party B each holding one copy.

Article 14 Validity of contract

This contract will come into effect after being signed by both parties.

Party A (seal):	Party B (seal):

Signing date: November 1, 2022	Signing date : November 1 , 2022

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